Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pier 1 Imports, Inc. 2015 Stock Incentive Plan of our reports dated April 28, 2015, with respect to the consolidated financial statements of Pier 1 Imports, Inc. and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc., included in its Annual Report (Form 10-K) for the year ended February 28, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas
July 8, 2015